UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  September 7, 2005

Date of earliest event reported:  August 31, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                              Entry into a Material Definitive Agreement.

Effective August 31, 2005, Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of Northwest Airlines Corporation (the “Company”),  amended the Northwest Airlines, Inc. Pension Plan for Salaried Employees (the “Salaried Pension Plan”) and the Northwest Airlines, Inc. Excess Pension Plan for Salaried Employees (the “Excess Pension Plan”) in order to freeze existing benefit accruals under both the final average earnings formula and the cash balance formula, which determine participants’ pension benefits under each plan.  As a result of the amendments to the Salaried Pension Plan and the Excess Pension Plan, participants will not accrue any additional pension benefits under either plan based on future service or compensation received after August 31, 2005, nor will any participant who becomes disabled after August 31, 2005 be entitled to retire under the disability retirement provisions of either plan.  However, participants will continue to be entitled to receive their vested benefits under each plan in accordance with the provisions of the respective plan.  In addition, Northwest also has amended the Northwest Airlines, Inc. Retirement Savings Plan for Salaried Employees (the “Savings Plan”), effective September 1, 2005, to provide for an employer cash contribution to be made to each participant’s Savings Plan account, the amount of which will be determined under the same formula as was used previously to determine the amount of pay credits for participants in the Salaried Pension Plan under the cash balance formula.  This formula is based on the participant’s age, years of service and qualified compensation for each pay period.  The amount of the employer contributions to each participant’s Savings Plan account that is in excess of the applicable limitations under the Internal Revenue Code of 1986, as amended, for each calendar year, if any, will be paid to the participant in cash as taxable wages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  September 7, 2005